Exhibit 10.2

XERIUM TECHNOLOGIES, INC.

PERFORMANCE BASED RESTRICTED STOCK UNITS

AGREEMENT

Dated as of March 29, 2007

In recognition of the important contributions that                      (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”) and its Affiliates (together with the Company, the “Company Group”), pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award.

The Company hereby grants to the Employee                      Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder only to the extent provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions.

The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Performance Based Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Common Stock” means common stock of the Company, $0.01 par value.

(d)	“Fair Market Value” means, on the Payment Date, or if the Payment Date is not a date on which the NYSE is open the next preceding date on which the NYSE is open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(e)	“Grant Date” means March 29, 2007.

(f)	“NYSE” means the New York Stock Exchange.

(g)	“Payment Date” means as to Vested Units, the earliest of (1) any date the Company determines that is within 30 days of the date on which the Units become Vested or (2) immediately preceding a Covered Transaction (with respect to Units that become Vested in connection with the Covered Transaction).

(h)	“Performance Metric” means Adjusted EBITDA, as such term is defined in the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 19, 2005, entered into by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets, Inc., CIBC World Markets Corp. and other agents and banks party thereto, as amended and in effect on March 29, 2007, for fiscal year 2007 (or such other period as provided in Section 6 below); provided, however, that (i) expense of awards under the Company’s 2006 Cash Incentive Bonus Plan that reduce Adjusted EBITDA shall be added back to Adjusted EBITDA in calculating the Performance Metric and (ii) for the purpose of the calculating the Performance Metric, the reference to “Consolidated Restructuring Costs” in the definition of Adjusted EBITDA in the Credit Agreement shall mean (instead of the definition of “Consolidated Restructuring Costs” contained in the Credit Agreement) “with respect to any Person for any period, any restructuring or related impairment costs for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries”.

(i)	“Reporting Date” means the date on which the Company files its annual Public Company Financial Statements for fiscal year 2007 or completes its annual Private Company Financial Statements for fiscal year 2007, as applicable. If, as of December 31, 2007 the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended, the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply for the purposes of the definition of “Reporting Date”. If, as of December 31, 2007, the Company is not required to make periodic reports under the Securities Exchange Act of 1934, as amended, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply for the purposes of the definition of “Reporting Date”.

(j)	“Target” means the amount established by the Committee on the Grant Date for the purposes of this Award, subject to adjustment pursuant to Section 3 below.

(k)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 8(a).

(l)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

3.	Adjustment of Target.

If there is any acquisition or disposition of any business by the Company or any of its subsidiaries during the performance measurement period, the level at which the Target is achieved, if at all, shall be measured by reference to the Performance

Metric determined without regard to the effects of such acquisition or disposition. For this purpose, performance of a disposed business for 2007 shall be determined on an extrapolated basis based upon performance from the beginning of fiscal year 2007 through the date of disposition.

4.	Determination of Vesting on the Reporting Date.

Subject to the terms and conditions of this Agreement and the Plan, including without limitation Section 6 and 7 below, this Award shall become Vested on the Reporting Date if the Performance Metric equals or exceeds the Target. Any portion of this Award that is not Vested as of the Reporting Date shall automatically be forfeited.

5.	Payment of Award.

On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have been Vested.

6.	Covered Transaction.

In the event of a Covered Transaction occurring before the Reporting Date except to the extent the Award becomes Vested as provided in this Section 6 below, unless the Committee determines, in its sole discretion, to accelerate the vesting of all or any portion of the Award, the Award shall automatically be forfeited upon the occurrence of the Covered Transaction.

(a) Covered Transaction occurring after December 31, 2007 and before the Reporting Date. In the event of a Covered Transaction occurring on or after December 31, 2007 and before the Reporting Date, the Committee shall determine the Performance Metric prior to the occurrence of the Covered Transaction acting in its sole reasonable discretion based upon the financial information available to the Company.

(b) Covered Transaction occurring before December 31, 2007. In the event of a Covered Transaction occurring prior to December 31, 2007, the Performance Metric shall be determined as follows: (i) the then current fiscal year shall be deemed to end on the effective date of the Covered Transaction; (ii) the Performance Metric for the shortened fiscal year described in clause (i) above shall be determined by the Committee acting in its sole reasonable discretion based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate the Performance Metric through the effective date of the Covered Transaction based upon available data) and; (iii) the Performance Metric as determined pursuant to clause (ii) shall then be adjusted by multiplying it by a fraction, the numerator of which is 365 and the denominator of which is the number of days in the shortened fiscal year, and the Performance Metric as so adjusted shall be the “Performance Metric” for the purposes of Section 6(c) below.

(c) Determination of Vesting. If the Performance Metric as determined pursuant to Section 6(a) or Section 6(b) above, as applicable, equals or exceeds the Target, the Award shall become Vested upon the occurrence of the Covered Transaction.

7.	Termination of Employment.

(a)	Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to December 31, 2007 as a result of resignation, dismissal or any other reason, then this Award shall be forfeited automatically.

(b)	Rights upon Termination Pursuant to Agreement. The Company may provide rights to the Employee in respect of the Award upon termination of employment that differ from those set forth in Section 7(a) pursuant to an agreement with such Employee. Except to the extent otherwise addressed in any such agreement, the provisions of Section 7(a) and the Plan shall control.

8.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the Payment Date. The Employee is not entitled to vote any Common Stock by reason of the granting of this Award (whether or not Earned) or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award (whether or not Earned) prior to any Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. This Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Section 162(m). This Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name:
Title:

Acknowledged and agreed:

EMPLOYEE

By:
Name: